UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2004

FBL Financial Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Iowa	1-11917	42-1411715
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5400 University Avenue, West Des Moines, Iowa		50266
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	515-225-5400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) Appointment of Principal Officers.

On November 5, 2004, the Board of Directors of FBL Financial Group, Inc. named Bruce A. Trost as the Company’s principal operating officer for its managed property-casualty operations. Mr. Trost assumes the title of Executive Vice President, Property Casualty Companies, in connection with the pending retirement of John E. Tatum. Mr. Tatum will continue to serve the Company as Senior Vice President until his March 1, 2005 retirement date.

This action was anticipated by the Company’s October 6, 2004 Form 8-K which announced Mr. Tatum’s intention to retire.

Mr. Trost, 48, has been Executive Vice President and CEO of Nodak Mutual Insurance Company, Fargo, ND, beginning in 2003, and was Vice President – Property Casualty Operations of the COUNTRY Companies, Bloomington, IL, from 1999 to 2003. He began working for COUNTRY in 1976, and from 1994 to 1999 he was Senior Vice President of United Farm Family Mutual Insurance Company, Indianapolis, IN.

The material terms of employment with Mr. Trost are as follows: 1. beginning annual salary of $325,000; 2. participation in the Company’s annual bonus program at a targeted rate of 33-1/3% of salary, depending on achievement of corporate goals; 3. grant of stock options to purchase a total of 3,588 shares of the Company’s Class A common stock with five year vesting of 20% at each anniversary date, exercisable at the date of grant market price, and eligibility to participate in the Company’s annual stock option grant program; 4. change of control agreement providing payment of up to three times salary and bonus upon a triggering event; 5. eligibility to participate in the Company’s various employee benefit plans, including executive supplemental life insurance and disability insurance benefits, 401(k) plan and supplemental deferred compensation plan for the portion of the Company match which exceeds ERISA limitations, retirement plan and supplemental retirement plan, car allowance and reimbursement of certain relocation expenses.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FBL Financial Group, Inc.

November 10, 2004	By:	William J. Oddy

Name: William J. Oddy
Title: Chief Executive Officer